BLAST ENERGY SERVICES SIGNS LETTER OF INTENT TO
ACQUIRE OIL PRODUCING PROPERTIES

Houston, TX – May 3, 2010 – Blast Energy Services, Inc. (“Blast”)(OTC BB: BESV) has signed a letter of intent with Sun Resources Texas, Inc., a privately-held company based in Longview, Texas (“Sun”), to acquire its oil and gas interests in the Sugar Valley Field located in Matagorda County, Texas. Under the terms proposed in the letter of intent, Blast will pay $1.2 million in cash and stock for Sun’s approximately 66% working interest in three wells currently producing a total of 40 gross barrels per day from the Gravier Sand formation with an estimate of more than 30,000 barrels of net in recoverable reserves to Blast and approximately a 75% working interest in non-producing recoverable reserves estimated at over 78,000 barrels net to Blast.

“Blast has made a strategic decision in establishing a strong foundation for growth through these oil and gas production assets. The proposed acquisition brings both the benefit for immediate cash flow and the potential for strong upside potential of future revenue growth. This cash flow will allow us to continue the commercialization of our Applied Fluid Jetting technology,” stated Michael Peterson, Acting President and CEO of Blast.

This transaction also contemplates the drilling of a development well to access the non-producing reserves commencing in November 2010.  Based on similar wells drilled in this formation on offsetting acreage, Blast hopes that this well will have initial flow rates in excess of 200 oil barrels a day from the Creech Sand and is expected to have additional natural gas production capability from a shallower Truitt Sand formation once the oil sand is depleted.  The gross drilling and completion cost of this well is expected to be approximately $900,000.  Sun’s management has extensive experience in drilling and completions and Blast envisions a long term relationship with its principals. “We look forward to the benefits of their experience not only in the oil and gas production but also their ability to compliment our Applied Fluid Jetting technology,” said Mr. Peterson.

Terms of the letter of intent include a cash payment to Sun of $400,000 on or before October 8, 2010 and the issuance of restricted common shares of Blast with an equivalent value of $800,000 at closing.  Also, since Sun is the operator of the wells, Blast expects to retain key employees of Sun through service agreements.

Following due diligence and the negotiation of a definitive agreement, the transaction is expected to close in September 2010, funding permitting, and subject to the approval of the Board of Directors of both companies and Sun’s shareholders.

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Website address
http://www.blastenergyservices.com

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Forward looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include risk factors including but not limited to: the likelihood that the customer lawsuits result in meaningful proceeds, the ability to raise necessary capital to fund growth, adequate liquidity to manage operations and debt obligations, the introduction of new services, commercial acceptance and viability of new services, fluctuations in customer demand and commitments, pricing and competition, reliance upon lenders, contractors and vendors, the ability of Blast Energy Services’ customers to pay for our services, together with such other risk factors as may be included in the Company's filings on its periodic filings on Form 10-K, 10-Q, and other current reports. Blast Energy Services, Inc. takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Blast.

CONTACTS:                        Blast Energy Services, Inc.
John MacDonald
(281) 453-2888 or
(713) 725-9244
e-mail: jmacdonald@blast-es.com